EX-2.1
                                                        Stock Purchase Agreement


                            STOCK PURCHASE AGREEMENT

                                  By and Among

        PERKINS OIL ENTERPRISES, INC. AND E. WAYNE WILLHITE ENERGY, LLC,

                                    [SELLERS]

                                       AND


       PONDEROSA GAS PIPELINE COMPANY, INC. AND QUEST RESOURCE CORPORATION


                                   [PURCHASER]


                            Dated as of April 1, 2003


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                                TABLE OF CONTENTS

ARTICLE I.       DEFINITIONS........................................1
   Section 1.1   Definitions........................................1
   Section 1.2   Certain Interpretive Matters.......................4

ARTICLE II.      PURCHASE AND SALE OF SHARES; PURCHASE PRICE
                 AND ADJUSTMENTS....................................5
   Section 2.1   Sale of Shares.....................................5
   Section 2.2   Purchase Price.....................................5
   Section 2.3   Post-Closing Adjustment............................6

ARTICLE III.     THE CLOSING........................................6
   Section 3.1   Closing............................................6
   Section 3.2   Deliveries by Seller...............................6
   Section 3.3   Deliveries by Purchaser............................7

ARTICLE IV.      REPRESENTATIONS AND WARRANTIES OF SELLERS..........7
   Section 4.1   Organization.......................................7
   Section 4.2   Authorization; Validity of Agreement...............8
   Section 4.3   Capitalization of the Corporation..................8
   Section 4.4   Subsidiaries and Other Equity Interests............8
   Section 4.5   No Violations; Consents and Approvals..............9
   Section 4.6   Financial Statements; Books and Records............9
   Section 4.7   Absence of Undisclosed Liabilities................10
   Section 4.8   No Adverse Change.................................10
   Section 4.9   Litigation; Compliance with Law...................11
   Section 4.10  Employment Matters................................11
   Section 4.11  Employee Benefit Plans; ERISA.....................12
   Section 4.12  Taxes.............................................12
   Section 4.13  Environmental Matters.............................12
   Section 4.14  Material Contracts................................13
   Section 4.15  Affiliate Agreements..............................14
   Section 4.16  Personal Property.................................14
   Section 4.17  Real Property.....................................14
   Section 4.18  Intellectual Property.............................15
   Section 4.19  Regulatory Matters................................15
   Section 4.20  Insurance.........................................16
   Section 4.21  Bank Accounts.....................................16
   Section 4.22  Brokers...........................................16
   Section 4.23  Permits...........................................16
   Section 4.24  No Knowledge of Misrepresentations or Omission....16
   Section 4.25  Disclaimer of Other Representations
                 and Warranties....................................16

ARTICLE V.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.......17
   Section 5.1   Organization......................................17
   Section 5.2   Authorization; Validity of Agreement..............17
   Section 5.3   No Violations; Consents and Approvals.............17
   Section 5.4   Available Funds...................................18
   Section 5.5   Brokers...........................................18


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   Section 5.6   Disclaimer of Other Representations
                 and Warranties....................................18

ARTICLE VI.      COVENANTS AND AGREEMENTS..........................18
   Section 6.1   Interim Operations of the Corporation.............18
   Section 6.2   Access and Information............................19
   Section 6.3   Further Action; Reasonable Efforts................19
   Section 6.4   Notice of Changes.................................20
   Section 6.5   Acquisition Proposals.............................20
   Section 6.6   Assignment or Retention of Certain Rights
                 and Obligations...................................20
   Section 6.7   Other Tax Matters.................................21
   Section 6.8   Publicity.........................................23

ARTICLE VII.     CONDITIONS........................................23
   Section 7.1   Conditions to Closing Obligations of Each Party...23
   Section 7.2   Conditions to Closing Obligations of Purchaser....24
   Section 7.3   Conditions to Closing Obligations of Seller.......24

ARTICLE VIII.    SURVIVAL, INDEMNIFICATION AND LIMITATIONS.........25
   Section 8.1   Survival of Representations, Warranties,
                 Covenants and Agreements..........................25
   Section 8.2   Indemnification...................................25
   Section 8.3   Limitations on Indemnification....................26
   Section 8.4   Off-Sets and Subrogation..........................27
   Section 8.5   Third Party Claims................................27
   Section 8.6   Direct Claims.....................................28
   Section 8.7   Exclusivity of Remedies...........................28

ARTICLE IX.      TERMINATION.......................................28
   Section 9.1   Termination.......................................28
   Section 9.2   Effect of Termination.............................29

ARTICLE X.       MISCELLANEOUS.....................................29
   Section 10.1  Fees and Expenses.................................29
   Section 10.2  Knowledge.........................................29
   Section 10.3  Schedules.........................................30
   Section 10.4  No Reliance.......................................30
   Section 10.5  Notices...........................................30
   Section 10.6  Entire Agreement..................................30
   Section 10.7  Amendment; Waiver.................................31
   Section 10.8  Assignment........................................31
   Section 10.9  Governing Law.....................................31
   Section 10.10 Specific Performance..............................31
   Section 10.11 Severability......................................31
   Section 10.12 Third-Party Beneficiaries.........................31
   Section 10.14 Time of Essence...................................31
   Section 10.15 Counterparts......................................32

                            STOCK PURCHASE AGREEMENT


        [PRODUCER SERVICE STOCK TO PONDEROSA GAS PIPELINE COMPANY, INC.]

      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of April 1, , 2003, by and between the following:

           Perkins Oil Enterprises, Inc, a Kansas corporation and E. Wayne Willhite Energy, LLC, a Kansas limited liability company ("Sellers"); and


           Ponderosa Gas Pipeline Company, Inc., a Kansas corporation and Quest Resource Corporation, a Nevada Corporation ("Purchaser").

      WHEREAS, Sellers own all of the issued and outstanding capital stock (the "Shares") of Producers Service, Incorporated, a Kansas corporation (the "Corporation"); and

      WHEREAS, the Corporation owns all of the issued and outstanding membership interests (the "Interests") of J-W Gas Gathering, LLC (the "Subsidiary"); and

      WHEREAS, Purchaser desires to purchase, and Sellers desire to sell, the Shares upon the terms and conditions hereinafter set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows.

                                    ARTICLE I.
                                   DEFINITIONS

     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Closing" shall have the meaning set forth in Section 3.1.

      "Closing Date" shall have the meaning set forth in Section 3.1.

      "Closing Date Balance Sheet" shall mean the consolidating balance sheet of the Corporation and the Subsidiary as of the Closing Date..

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Corporation" shall mean Producers Service, Incorporated, a Kansas corporation.

      "Corporation Employee" shall mean any employee, manager, or director of the Corporation or the Subsidiary.

      "Direct Claim" shall have the meaning set forth in Section 8.6.

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      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Plans" shall have the meaning set forth in Section 4.11(a).

      "Environmental Claim" shall mean any claim, action, or investigation by any Person alleging potential liability (including, without limitation, potential liability for investigation costs, cleanup costs, governmental response costs, natural resource damages, personal injuries, injury to property, supplemental environmental projects, or penalties) arising out of, based on, or resulting from the alleged violation of or incurrence of liability under any applicable Environmental Law.

      "Environmental Laws" shall mean all federal, state, and local laws and regulations, decrees and legal requirements including judicial and administrative decrees, relating to pollution or protection of the environment, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Substances, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

      "Financial Statements" shall have the meaning set forth in Section 4.6.

      "GAAP" shall mean United States generally accepted accounting principles.

      "Governmental Entity" shall mean any federal, state or local court, legislative, executive or regulatory authority or agency.

      "Hazardous Substance" shall mean chemicals, pollutants, contaminants, solid and hazardous wastes, hazardous and toxic substances, and oil, natural gas liquids and petroleum products, as defined by any Environmental Law.

      "Holdback Amount" shall have the meaning set forth in Section 2.2.

      "Indemnifiable Loss" shall have the meaning set forth in Section 8.2(a).

      "Indemnifying Party" shall have the meaning set forth in Section 8.1(b).

      "Indemnitee" shall have the meaning set forth in Section 8.1(b).

      "Interim Balance Sheet" shall mean the consolidating balance sheet of the Corporation and the Subsidiary as of March 31, 2003.

      "Knowledge" shall, with respect to Sellers, have the meaning set forth in
Section 10.2(a) and, with respect to Purchaser, have the meaning set forth in
Section 10.2(b).

      "Land Rights" shall mean all of the Corporation's and Subsidiary's right, title and interest in and to, and rights to use or have access over, the lands upon which the pipelines, gathering facilities, Plant, related compression and dehydration facilities, associated equipment, wastewater, storm water and discharge pathways and structures and other tangible personal

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property reflected on the Interim Balance Sheet are located, including easements, rights of way, and similar rights.

      "Lease Purchase Agreement" shall mean the Purchase and Sale Agreement by and between Quest Oil and Gas Corporation and the Subsidiary and E. Wayne Willhite Energy, L.L.C. and James R. Perkins Energy, L.L.C.

      "Leases" shall have the meaning set forth in Section 4.17(d).

      "Lien" shall mean any mortgage, pledge, lien, security interest, covenant, restriction, easement, preemptive right, or any other encumbrance or charge of any kind.

      "Material Adverse Effect" shall mean, with respect to any Person, an event, condition or occurrence that has had or could reasonably be expected to have, a material adverse change in, or effect on, the business, condition (financial or otherwise), assets, liabilities, results of operation or prospects of such Person taken as a whole; provided that the term Material Adverse Effect shall not include any change or effect in, or that is attributable to or resulting from (a) general international, national, regional or local economic, financial, or market conditions or (b) the industry in which that Person operates, including but not limited to market prices for commodities, goods or services within that industry.

      "Material Contract" shall have the meaning set forth in Section 4.14(a).

      "Permitted Liens" shall mean: (a) Liens created under any Material Contract or Lease; (b) Liens for Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) mechanics, materialmen's, landlords' and similar Liens imposed by law incurred in the ordinary course of business; (d) zoning restrictions, land use regulations, declarations, reservations, provisions, covenants, conditions, waivers, restrictions on the use of property and third party easements, rights of way, leases or similar matters that do not interfere with the use of the property as currently used; and (e) the absence of executed grants of rights of way or easements for pipelines installed pursuant to rights granted to a lessee of the property, but only to the extent that the operation of such pipelines do not exceed such rights. Permitted Lien shall not include any Lien imposed through or under any Environmental Law.

      "Person" shall mean an individual, partnership, joint venture, trust, corporation, limited liability company or other legal entity or Governmental Entity.

      "Pipeline Easements" shall mean any and all pipeline, pipeline easements, rights of way, privileges, permits, grants, franchises and consents for the construction, laying, maintenance, use (including agreement for use or lease of MAPCO pipeline or easements) and operation of the facilities of the Corporation and the Subsidiary in, on, under and over streets, alleys, highways, roads, railroads, canals, rivers, waterways, public grounds or structures, privately owned land or elsewhere, used in the business of the Corporation and the Subsidiary as currently conducted and as conducted at the time of Closing.

      "Plan" shall mean any employee benefit plan, arrangement, policy, practice or commitment (whether or not an employee benefit plan within the mean of Section 3(3) of ERISA), including, without limitation, any bonus, deferred compensation, incentive

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compensation, supplemental retirement, stock purchase, stock option, restricted stock, deferred stock, stock appreciation right, vacation, severance or termination pay, health, life insurance, disability, flexible benefit, cafeteria, educational assistance, supplemental unemployment benefits, profit-sharing, pension, stock bonus or retirement plan, policy, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by the Corporation or the Subsidiary or in which any Corporation Employee participates.

      "Plant" shall mean the gas treating, compression, and processing facilities owned or leased by the Corporation or the Subsidiary generally located on the Real Property as identified on Schedule "A".

      "Purchase Price" shall have the meaning set forth in Section 2.2.

      "Real Property" shall have the meaning set forth in Section 4.17(b).

      "Shares" shall mean the shares of the common stock of the Corporation.

      "Tax Contest" shall have the meaning set forth in Section 6.9(c)(i).

      "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, excise, stamp, real or personal property, ad valorem, withholding, estimated, social security, unemployment, occupation, use, service, service use, license, net worth, payroll, franchise, severance, transfer, recording or other taxes, assessments or charges imposed by any Governmental Entity and any interest, penalties, or additions to tax attributable thereto.

      "Tax Return" shall mean any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

      "Third Party Claim" shall have the meaning set forth in Section 8.5(a).

      "Working Capital" shall have the meaning set forth in Section 2.3(a).

     Section 1.2 Certain Interpretive Matters. In construing this Agreement:

          (a) no consideration shall be given to the captions of the articles, sections, or subsections, or to the Table of Contents, all of which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; and

          (b) no consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement; and

          (c) each exhibit, attachment, and schedule to this Agreement is a part of this Agreement and references to the term Agreement herein shall be deemed to include each such exhibit, attachment, and schedule hereto except to the extent that the context indicates otherwise, but if there is any conflict or inconsistency between the main body of

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      this Agreement and any exhibit, attachment or schedule, the provisions of the main body of this Agreement shall prevail.

                                   ARTICLE II.
                          PURCHASE AND SALE OF SHARES;
                         PURCHASE PRICE AND ADJUSTMENTS

     Section 2.1 Sale of Shares. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing the Sellers will sell, assign, convey, transfer and deliver to Purchaser, and Purchaser will purchase and acquire from Sellers all right, title and interest in and to the Shares, free and clear of all Liens.

     Section 2.2 Purchase Price. In consideration of the sale, assignment, conveyance, transfer and delivery of the Shares, Purchaser shall issue 500,000 shares of common stock of Quest Resource Corporation, which owns 100% of the issued and outstanding shares of Ponderosa Gas Pipeline Company, Inc. Purchaser shall issue the shares of stock of Quest Resource Corporation pursuant to a "private placement" exemption or exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") and the exemption from registration under the laws of the State of Kansas and Nevada for shares issued pursuant to a plan of reorganization.

     The shares of stock of Quest Resource Corporation shall be issued subject to restrictions on transfer in order to qualify for the exemptions from registration. The transfer restrictions shall be noted on the certificates evidencing the shares. The Sellers represent that they are acquiring the shares of stock of Quest Resource Corporation for investment and not with a view to sell or otherwise distribute such shares.

     The Purchaser shall have no obligation to register the shares of stock of Quest Resource Corporation for resale. If at any time the Purchaser proposes to register common stock under the Securities Act for sale to the public by Purchaser or any other person, the Purchaser shall, not less than 20 days prior to the proposed date of filing of a registration statement under the Act, give written notice to Sellers of its intention to do so. Sellers may then request a piggyback registration of their shares. A piggyback request from any Seller shall state the number of shares to be registered and the intended plan of distribution thereof. If the Purchaser receives a piggyback request from any Seller within ten (10) days after such notice, Purchaser will use commercially reasonable efforts to cause the shares covered by piggyback request to be so registered under the Securities Act in the proposed registration statement if the proposed registration statement becomes effective, but the Purchaser shall have no obligation to cause, or use any efforts to cause, any such registration statement to become effective. Shares covered by a piggyback request shall be sold pursuant to the same plan of distribution that applies to the majority of the other shares covered by such registration statement, except to the extent that Purchaser otherwise agrees in writing. The rights to piggyback registration may be exercised on an unlimited number of occasions.

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     The Sellers represent that they are acquiring the shares of Quest Resource
Corporation for investment and not with a view to sell or otherwise distribute such shares.

                                   ARTICLE III.
                                   THE CLOSING


     Section 3.1 Closing. The sale and delivery of the Shares to Purchaser, the payment of the Purchase Price to Sellers, and the consummation of the other respective obligations of the parties contemplated by this Agreement will take place at a closing (the "Closing"), which will be held at the offices of Sellers in Howard, Kansas at 10:00 a.m., or another mutually acceptable time and location on May 31, 2003 or the closing date of the Lease Purchase Agreement, if later (including any extensions) (the "Closing Date"). The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

     Section 3.2 Deliveries by Sellers. At the Closing, Sellers will deliver, or cause to be delivered, the following to Purchaser:

          (a) Certificates representing the Shares, together with a duly executed assignment separate from certificate evidencing transfer to Purchaser;

          (b) Resignations of all managers, directors, officers and persons holding similar positions of the Corporation and the Subsidiary (to the extent elected or appointed by the Corporation or the Subsidiary), effective upon the Closing;

          (c) Copies of any and all third party consents, waivers or approvals obtained by Sellers with respect to the transfer of the Shares or the consummation of the transactions contemplated by this Agreement;

          (d) A copy, certified by the secretary or managers of Sellers, of resolutions of the board of directors, managers, shareholder, and member of Sellers authorizing the execution and delivery of this Agreement, all of the agreements and instruments to be executed and delivered by Sellers in connection herewith, and of the consummation of the transactions contemplated hereby; and

          (e) A certificate of the secretary or managers of Sellers identifying the name and title and bearing the signatures of the officers or managers of Sellers authorized to execute and deliver this Agreement and the other agreements and documents contemplated hereby;

          (f) Certificates of good standing or similar documents with respect to each Seller and the Corporation and the Subsidiary issued by the Secretary of State of the State of Kansas within five (5) Business Days prior to Closing; and

          (g) All agreements and documents required to be executed by each Seller pursuant to Section 6.6, executed by an authorized officer of each Seller.
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          (h) Employment agreements, including non-compete provisions, with the following individuals (in form satisfactory to Quest): E. Wayne Willhite and James R. Perkins.

     Section 3.3 Deliveries by Purchaser. At Closing, Purchaser will deliver or cause to be delivered, the following to Sellers:

          (a) A letter of instruction to the stock transfer agent for Quest Resource Corporation directing such agent to issue 500,000 shares of common stock of Quest Resource Corporation to Sellers. Each Seller shall receive the number of shares agreed to in writing by Sellers. The shares shall be issued subject to transfer restrictions applicable to shares issued under exemptions from registration under the Securities Act and under the Kansas Securities Act.

          (b) Copies, certified by the secretary of Purchaser, of resolutions of the board of director of Purchaser authorizing the execution and delivery of this Agreement, all of the agreements and instruments to be executed and delivered by Purchaser in connection herewith, and the consummation of the transactions contemplated hereby.

          (c) A certificate of the Secretary of Purchaser, identifying the name and title and bearing the signatures of the officers of Purchaser, , authorized to execute and deliver this Agreement and the other agreements and documents contemplated hereby.

          (d) Copies of any and all governmental and other third party consents, waivers or approvals obtained by Purchaser with respect to the transfer of the Shares or the consummation of the transactions contemplated by this Agreement.

          (e) A certificate of good standing with respect to Purchaser issued by the Secretary of State of the State of Kansas within five (5) Business Days prior to Closing.

                                   ARTICLE IV.
                    REPRESENTATIONS AND WARRANTIES OF SELLERs

      Each Seller, jointly and severally represents and warrants to Purchaser that:

     Section 4.1 Organization. The Corporation and its Subsidiary are a corporation and limited liability company, respectively. Each is duly organized, validly existing and in good standing under the laws of the State of Kansas. Each entity has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each entity is qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so organized, existing and in good standing or to have such power and authority, or to be so qualified or licensed would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Corporation or materially impair or delay the consummation of the transactions contemplated by this Agreement.

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

     Section 4.2 Authorization; Validity of Agreement. Sellers have the requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Sellers of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors or managers of Sellers. No other proceedings on the part of Sellers are necessary to authorize the execution and delivery of this Agreement by Sellers and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Sellers. Assuming due authorization, execution and delivery of this Agreement is a valid and binding obligation of Sellers enforceable against Sellers in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     Section 4.3  Capitalization of the Corporation.

          (a) On the Closing Date, all of the issued and outstanding shares of stock of the Corporation will be owned by the Sellers.. All of such outstanding Shares are duly authorized, validly issued, fully paid and non-assessable. On the Closing Date, Sellers have good and valid title to all issued and outstanding Shares, free and clear of all Liens except as may be created by this Agreement and except for restrictions on the sale of securities under applicable securities laws and regulations.

          (b) There are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Corporation to issue, transfer or sell any shares of capital stock of the Corporation or securities convertible into or exchangeable for such shares.

     Section 4.4  Capitalization of Subsidiary.

          (a) On the Closing Date, the Corporation's membership interest in the Subsidiary will be the Corporation's only equity interest in any entity.

          (b) On the Closing Date, the Corporation will be the sole member of the Subsidiary. The Corporation's membership interest is duly authorized, validly issued, fully paid and non-assessable. The Corporation has good and valid title to the membership interest in the Subsidiary, free and clear of all Liens except as may be created by this Agreement and except for restrictions on the sale of securities under applicable securities laws and regulations.

          (c) There are no existing options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Subsidiary to issue, transfer, exchange or sell any membership interests.

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

          Section 4.5  No Violations; Consents and Approvals.

          (a) Neither the execution and delivery of this Agreement by the Sellers nor the consummation by Sellers of the transactions contemplated hereby will:

               (i) violate any provision of the organizational documents of the Corporation or Subsidiary;

               (ii) result in a violation or breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, or require the consent or approval of any third party under, the provisions of any note, mortgage, indenture, guarantee, lease, easement (including Pipeline Easements), license, contract, agreement, permit or other instrument to which the Sellers, the Corporation or the Subsidiary is a party or by which any of them or their assets may be bound; or

               (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Sellers, the Corporation, the Subsidiary or any of their respective assets.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required to be made, given or obtained by Sellers, the Corporation, or the Subsidiary in connection with the execution and delivery of this Agreement by Sellers or the consummation by Sellers of the transactions contemplated hereby.

          Section 4.6  Financial Statements; Books and Records.

          (a) The Interim Balance Sheet and the Closing Date Balance Sheet will be prepared in accordance with GAAP, consistently applied, and present fairly in all material respects the financial condition of the Corporation and the Subsidiary as of the dates set forth therein and results of operations and cash flow for the periods set forth therein, except for (i) the absence of footnotes and other presentation items; (ii) written exceptions and disclaimers to GAAP conformance furnished by the accountants for the Corporation and Subsidiary; and (iii) items of non-conformance to GAAP that do not have a Material Adverse Effect.

          (b) The books of account, minute books, stock record books and other records of the Corporation and the Subsidiary, all of which have been made available to Purchaser, are complete and correct and contain accurate and complete records of all meetings held of, and corporate action taken by, stockholders, members, board of directors, and managers of the Corporation and the Subsidiary. At the Closing, all of those books and records will be in the possession of the Corporation and its Subsidiary.

          (c) The Interim Balance Sheet will be delivered to Purchaser at least 10 days prior to the Closing Date. The Closing Date Balance Sheet will be delivered to Purchaser within 60 days after the Closing Date. The Working Capital on the Closing Date Balance Sheet shall not be materially less than the Working Capital on the Interim Balance Sheet.


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

      If the Working Capital on the Closing Date Balance Sheet is materially less than the Working Capital on the Interim Balance Sheet, then Purchaser shall have the right to a reduction in the purchase price paid to Sellers. Sellers shall be obligated to assign a portion of the shares of Quest Resource Corporation (based on $2.00 per share) to compensate Purchaser for such difference. "Working Capital" means, in the case of either the Interim Balance Sheet or the Closing Date Balance Sheet, the net aggregate dollar amount of current assets less current liabilities (excluding the current portion of long-term debt and accrued interest of the Corporation and its Subsidiary, taken together, as determined in accordance with GAAP, as applied in the Interim Balance Sheet.

     Section 4.7 Absence of Undisclosed Liabilities. The Corporation and the Subsidiary are not subject to any liability other than liabilities (i) reflected on the Interim Balance Sheet; or (ii) incurred in the ordinary course of business after the date of the Interim Balance Sheet. At the Closing Date, the only liabilities that are recordable in accordance with GAAP that the Corporation and the Subsidiary shall have shall be the current liabilities included in Working Capital.

     Section 4.8  No Adverse Change. Since January 1, 2003 through the
Closing Date, the business of the Corporation and the Subsidiary has been (or will have been) conducted in the ordinary course and neither the Corporation nor the Subsidiary has (or will have):

          (a) suffered any adverse change in its business, financial condition or results of operations;

          (b) suffered any loss, damage, condemnation or destruction to any of its properties in excess of $10,000;

          (c) amended its organizational documents;

          (d) redeemed, purchased, issued, sold, transferred or otherwise acquired or disposed of any shares of capital stock, membership interests, or other equity interests in the Corporation, the Subsidiary, or any other Person;

          (e) incurred any indebtedness for borrowed money;

          (f) granted any increases in the compensation payable to any employee, except for increases in the ordinary course of business consistent with past practice or to reflect promotions;

          (g) made any distribution in respect of any outstanding equity interests;

          (h) purchased, sold, transferred, or otherwise acquired or disposed of any assets other than in the ordinary course of business (except in connection with the Lease Purchase Agreement);

          (i) incurred capital expenditures in the aggregate in excess of $25,000; or

          (j) entered into an agreement or commitment to do any of the foregoing.

     Section 4.9  Litigation; Compliance with Law.

          (a) No suit, claim, action, or proceeding is pending or, to the Knowledge of Sellers, threatened, against the Corporation or the Subsidiary.

          (b) No judgment, decree, injunction, or order of a Governmental Entity or arbitrator is outstanding against the Corporation or the Subsidiary.

          (c) The operations of the Corporation and the Subsidiary are not being conducted in violation of any law, statute, regulation, judgment, decree, order or injunction of any Governmental Entity.

          (d) The Corporation and the Subsidiary hold and are in compliance with all licenses, permits, variances and approvals of Governmental Entities necessary for the lawful conduct of their respective businesses as currently conducted.

     Section 4.10 Employment Matters. No employment, management, severance, change of control, retention or similar agreements have been entered into by the Corporation or the Subsidiary. Neither the Corporation nor the Subsidiary is a party to any collective bargaining or other labor union contract. Neither the Corporation or the Subsidiary has had at any time during the last ten (10) years, nor is there now threatened, any walkout, strike, picketing, work stoppage, work slowdown or any other similar occurrence which adversely affects, or may adversely affect, the assets or the business (financial or otherwise) of the Corporation or the Subsidiary, or any attempt to organize or represent the labor force of the Corporation or the Subsidiary. The Corporation and the Subsidiary have complied in all material respects with all applicable laws, rules and regulations (federal, state, local or otherwise) relating to employment and labor management relations, including those relating to wages and the payment thereof, conditions of employment, hours, collective bargaining, and the payment and withholding of taxes, including, without limitation, Title VII of the Civil Rights Act of 2064, as amended, the Occupational Safety and Health Act, ERISA (as hereinafter defined), the Immigration Reform and Control Act, Workmen's Compensation laws, Executive Orders 11246, as amended, 11375 and 11141, the Age Discrimination in Employment Act, as amended, the Pregnancy Discrimination Act, the Rehabilitation Act of 2073, the Vietnam Era Veterans Readjustment Act of 2074, as amended, the Equal Pay Act of 2063, the Fair Labor Standards Act, as amended, the Health Maintenance Organization Act of 2073, the Consolidated Omnibus Budget Reconciliation Act, the Civil Rights Acts, including 42 U.S.C. ss.ss. 2081, 2083 and 2085, Unemployment Compensation laws, the Labor Management Reporting and Disclosure Act, and the National Labor Relations Act, as amended, the Taft-Hartley Act, as amended, and all other laws relating to employment, hours and wages, and the regulations under all the above, including state laws and regulations. The Corporation and the Subsidiary have withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and neither the Corporation nor the Subsidiary is liable for any arrears of wages or other taxes or penalties for failure to comply with any of the foregoing. No union or other collective bargaining unit has been certified or recognized by the Corporation or the Subsidiary as representing any of its respective employees. There are no pending, threatened or reasonably anticipated labor disputes, arbitration proceedings, complaints, charges, cases or controversies, nor any conciliation agreements or consent decrees pending or, to the Knowledge of Sellers, threatened, against the Corporation or the Subsidiary, or any of their employees acting individually or in concert.

     Section 4.11  Employee Benefit Plans; ERISA.

          (a) Except for group health plans, no Plans are sponsored, maintained or contributed to by the Corporation or the Subsidiary. The Corporation and the Subsidiary do not have any obligation to create any Plan.

          (b) Each Plan that is a "group health plan" (as defined in ERISA
     Section 607(1) or Section 5001(b)(1) of the Code) has been operated at all times in compliance with the provisions of COBRA, HIPAA and any applicable similar state law.

     Section 4.12  Taxes.

          (a) The Corporation and the Subsidiary have filed (or there have been filed on their behalf) with the appropriate governmental authorities all material Tax Returns required to be filed by them and such Tax Returns are true, correct and complete in all material respects.

          (b) The Corporation and the Subsidiary have paid or withheld or made provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all material Taxes that are due and payable or required to be withheld for all taxable periods and portions thereof through the date hereof.

          (c) No federal, state, or local audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes of the Corporation or the Subsidiary, and no material assessment, deficiency or adjustment has been asserted with regard to any such Taxes that the Corporation and the Subsidiary have not paid or have not made provision for in accordance with GAAP or are contesting in good faith.

          (d) No material liens for Taxes upon any property or assets of the Corporation or any Subsidiary thereof, except for such liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith.

          (e) No extension of time for the assessment or payment of any Tax with respect to the Corporation or any Subsidiary of the Corporation is in force.

     Section 4.13  Environmental Matters.

          (a) To the Knowledge of Sellers, the Corporation and the Subsidiary are in compliance with all applicable Environmental Laws, including, but not limited to, the possession of permits and governmental authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof.

          (b) No Environmental Claims are pending or, to the Knowledge of Sellers, threatened, against the Corporation or the Subsidiary. No conditions which if known or suspected by a third party, including a Governmental Entity would or would likely provoke an Environmental Claim or threat of an Environmental Claim.

          (c) No conditions of noncompliance of any kind under any Environmental Laws that are known or suspected by Sellers, including conditions identified through auditing and/or through use of any voluntary disclosure process before the Kansas Corporation Commission, the Kansas Department of Health and Environment, or before the U.S. Environmental Protection Agency.

          (d) To the Knowledge of Sellers, the Corporation and the Subsidiary are not subject to any investigation or remedial obligations required under Environmental Laws.

     Section 4.14  Material Contracts.

          (a) Schedule "B" sets forth each contract, agreement or arrangement to which the Corporation or the Subsidiary is bound as of the date of this Agreement, other than the Plans and the Leases, that:

               (i) affects the rights of the Corporation or the Subsidiary with respect to ownership interests in any other Subsidiary or any other Person;

               (ii) restricts the Corporation or the Subsidiary in any way from engaging in any business activity or competing with any Person;

               (iii) evidences indebtedness or contingent liability of the Corporation or the Subsidiary in an amount in excess of $25,000;

               (iv) is a lease of personal property involving a term of more than one year and a total rental obligation of more than $25,000 (including exercise of renewal options);

               (v) is a license that is material to the conduct of the business of the Corporation or the Subsidiary;

               (vi) is material to the present or prospective business of the Corporation or the Subsidiary;

               (vii) other than contracts of the type described in clause (viii) below, provides for payment for capital items, goods or services by or to the Corporation or the Subsidiary of an amount in excess of $25,000 over the term of such contract;

               (viii) is currently in effect and under which there will be transportation, purchases, receipts, sales or deliveries of a quantity of natural gas;

               (ix) is a contract for the operation or maintenance of the property of the Corporation or Subsidiary; and

               (x) is a contract for access, interconnection, or transfers to pipelines or other facilities owned by Persons other than the Corporation or the Subsidiary.

      All contracts of the type described in this Section 4.14, including all amendments thereto but excluding the Plans and the Leases, are referred to herein as "Material Contracts."

          (b) Each of the Material Contracts is in full force and effect except to the extent that such Material Contract has expired by its own terms without penalty. Neither the Corporation nor the Subsidiary has received written notice of cancellation or termination of any Material Contract or of any intent to cancel, terminate or modify any Material Contract. Neither the Corporation nor the Subsidiary nor, to the Knowledge of Sellers, any other party is in default or breach under the terms of any such Material Contract and no claim of default has been made with respect to any Material Contract. No consent is required of any third party to any Material Contract in connection with the consummation of the transaction contemplated in this Agreement.

     Section 4.15 Affiliate Agreements. Neither the Corporation nor the Subsidiary is a party to any agreement or arrangement with the Sellers or the owners of the Sellers or has guaranteed any obligation of the Sellers or the owners, officers, directors, or managers of the Sellers.

     Section 4.16 Personal Property. Except for the assets subject to the Lease Purchase Agreement, a list of all personal property of the Corporation and the Subsidiary is set forth on Schedule "C". Such property represents all of the personal property that is used to operate the business of the Corporation and Subsidiary. The Corporation or the Subsidiary has good and legal title to or, in the case of leased assets, a valid leasehold interest in, free and clear of all Liens (except for Permitted Liens), all of the personal property and assets currently used (and as used at the Closing Date) in the business of the Corporation and the Subsidiary, and the personal property and assets reflected in the Interim Balance Sheet or acquired after the date of such Interim Balance Sheet. All of the tangible personal property used in the business of the Corporation and the Subsidiary is in the possession and control of the Corporation or the Subsidiary and is adequate and suitable for the purposes for which it is presently being used, subject to normal wear and tear and normal industry practice with respect to maintenance.

     Section 4.17  Real Property.

          (a) The Corporation and the Subsidiary own, lease or hold easement title to all Land Rights necessary for the conduct of their businesses as currently being conducted and as conducted at the Closing Date, free and clear of any Liens, except Permitted Liens.

          (b) Schedule "D" sets forth a list, brief description, address and complete legal description of all owned and leased real property and other Land Rights, including Pipeline Easements of the Corporation or the Subsidiary (collectively, the "Real Property").

          (c) Neither the Corporation nor the Subsidiary has received written notice of any default or breach by the Corporation or the Subsidiary of any term of any covenant, condition, restriction, easement, right of way or other instrument affecting real property owned or leased by the Corporation or the Subsidiary, other than matters that have been fully cured.

          (d) Except for leases subject to the Lease Purchase Agreement, Schedule "E" sets forth each lease of the Real Property, (true and complete copies of each of which has been delivered to Purchaser) (the "Leases").

               (i) Each Lease is a legal, binding and enforceable obligation against the Corporation or the Subsidiary and the landlord thereunder, and is in full force and effect.

               (ii) No tenant or, to the Knowledge of Sellers, any other party, is in violation of or in default under any Lease, except for such violations or defaults as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Corporation or the Subsidiary.

               (iii) Each Lease grants the tenant under the Lease the right to use and occupy the premises for the purposes it is currently used and occupied.

               (iv) Each tenant enjoys peaceful and undisturbed possession under its respective Lease.

     Section 4.18 Names. The Corporation and the Subsidiary own the rights to all trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, and service mark rights used in connection with the business of the Corporation and the Subsidiary. The conduct of the business of the Corporation and the Subsidiary as currently conducted does not infringe upon any trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, and service mark rights of third parties.

     Section 4.19  Regulatory Matters.

          (a) Neither the Corporation nor the Subsidiary is subject to regulation as a "holding company" or a "subsidiary company" of a holding company or a "public utility company" under Public Utility Holding Company Act. Neither the Corporation nor the Subsidiary is an "investment company" or a company "controlled" by an "investment company" within the meanings given to such terms under the Investment Corporation Act of 1940, as amended.

          (b) Neither the Corporation nor the Subsidiary is subject to the jurisdiction of the Federal Energy Regulatory Commission under the Natural Gas Act of 1938.

          (c) All currently effective filings made by the Corporation or the Subsidiary with the Kansas Corporation Commission and the Federal Energy Regulatory Commission were made in compliance with legal requirements applicable thereto and the factual information contained therein was true and correct as of the respective dates of such filings.

          (d) The Corporation and the Subsidiary have made all necessary regulatory filings, including all reports and filings with the Kansas Corporation Commission. To the Knowledge of Sellers, no investigation is pending and no complaints are pending before any regulatory agency, including the Kansas Corporation Commission.

     Section 4.20 Insurance. Schedule "F" sets forth a complete and correct list of all of the policies of insurance carried on the date of this Agreement by the Corporation or the Subsidiary.

     Section 4.21 Bank Accounts. Schedule "G" sets forth the names and locations of all banks, trust companies, savings and loan associations, brokerage and commodity trading firms and other financial institutions at which the Corporation or the Subsidiary have accounts or safe-deposit boxes and the names of all persons authorized to draw thereon or have access thereto.

     Section 4.22 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee, compensation or commission from Sellers, the Corporation or the Subsidiary in connection with the transactions contemplated by this Agreement.

     Section 4.23 Permits. All licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all federal, state, local or foreign governmental or regulatory bodies required or necessary for the Corporation and the Subsidiary to carry on their business as and where presently conducted have been duly obtained and are in full force and effect and are set forth truly, correctly and completely on Schedule "H". There are no proceedings pending or, to the Knowledge of Sellers, threatened which are likely to result in the revocation, cancellation or suspension or any material modification of any thereof.

     Section 4.24 No Knowledge of Misrepresentations or Omission. Neither Seller has any Knowledge that the representations and warranties made in this Agreement are not true and correct. Neither Seller has any Knowledge of any material errors in, or material omissions from, any Schedule attached hereto, except in each case for items discovered by Seller after the date of this Agreement of which Seller gives Purchaser prompt notice.

     Section 4.25 Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE IV, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER AND PARENT HEREBY ACKNOWLEDGE AND AGREE THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE IV, PURCHASER IS PURCHASING THE SHARES ON AN "AS IS, WHERE IS" BASIS.

     Section 4.26 Investment Decision. Each Seller represents that such Seller had the opportunity to ask questions and received all answers to questions regarding its investment in

Purchaser. Each Seller represents that such Seller is a resident of the State of Kansas and is an accredited investor under Regulation D promulgated under the Securities Act.

                                   ARTICLE V.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     Section 5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Kansas. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     Section 5.2 Authorization; Validity of Agreement. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement by Purchaser and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery of this Agreement by Seller, is a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     Section 5.3  No Violations; Consents and Approvals.

          (a) Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will:

               (i) violate any provision of the articles of incorporation or by-laws or other organizational documents of Purchaser;

               (ii) result in a violation or breach of, constitute a default under, give rise to any right of termination, cancellation or acceleration under, or require the consent or approval of any third party under, the provisions of any note, mortgage, indenture, guarantee, lease, license, contract, agreement or other instrument to which Purchaser is a party; or

               (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.

          (b) No filing or registration with, notification to, or authorization, consent or approval of, any Governmental Entity is required to be made, given or obtained by

      Purchaser in connection with the execution and delivery of this Agreement by Purchaser or the consummation by Purchaser of the transactions contemplated hereby.

     Section 5.4 Available Shares. Purchaser has, and will have at Closing, sufficient shares of common stock to pay the Purchase Price and to perform their obligations hereunder.

     Section 5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee, compensation or commission from Purchaser in connection with the transactions contemplated by this Agreement.

     Section 5.6  Disclaimer of Other Representations and Warranties. EXCEPT
AS EXPRESSLY SET FORTH IN THIS ARTICLE V, PURCHASER MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PURCHASER HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES REGARDING THE TAX EFFECT TO SELLERS OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT. SELLERS HAVE HAD THEIR OWN TAX COUNSEL AND EACH PARTY BEARS THEIR OWN TAX RISKS.

                                   ARTICLE VI
                            COVENANTS AND AGREEMENTS

     Section 6.1 Interim Operations of the Corporation. Except as required by applicable law or by any Material Contract, Sellers covenant and agree that, prior to the Closing, Sellers shall cause the Corporation and the Subsidiary (i) to conduct their businesses in the ordinary course of business, (ii) to the extent consistent therewith, to use their commercially reasonable efforts to preserve their business organization intact and to maintain existing relations with customers, suppliers and employees, and (iii) to not:

          (a) amend their organizational documents;

          (b) redeem, purchase, issue, sell, transfer or otherwise acquire or dispose of any shares of capital stock, membership interests or other equity interests in the Corporation, the Subsidiary, or any other Person;

          (c) incur any indebtedness for borrowed money;

          (d) (i) grant any increases in the compensation payable to any employee, except for increases in the ordinary course of business consistent with past practice or to reflect promotions, or (ii) enter into or amend any existing employment or retention agreement with any Employee, other than with respect to obligations to be fully performed by Sellers at or prior to Closing;

          (e) change the accounting principles used by it unless required by law or GAAP;

          (f) purchase, sell, transfer or otherwise acquire or dispose of any material assets except in the ordinary course of business;

          (g) incur or commit to incur any capital expenditures in the aggregate in excess of $50,000;

          (h) enter into an agreement, contract, commitment or arrangement to do any of the foregoing; or

          (i) the foregoing notwithstanding, Purchaser acknowledges and agrees that prior to Closing, Subsidiary shall engage in transactions contemplated for performance in consummation of the Lease Purchase Agreement; that said Lease Purchase Agreement shall be consummated prior to or contemporaneous with the Closing, and all proceeds attributable to Subsidiary's interests in the leases subject to the Lease Purchase Agreement shall be distributable to Sellers and shall not constitute assets of the Subsidiary subsequent to Closing.

     Section 6.2  Access and Information.

          (a) Until the Closing (or the earlier termination of this Agreement), Sellers shall cause the Corporation and the Subsidiary to (i) afford to Purchaser and its authorized representatives access to the properties, books and records relating to the Corporation and the Subsidiary and their respective properties; and (ii) furnish promptly to Purchaser such financial data and other information concerning the business, properties and personnel of the Corporation and the Subsidiary as Purchaser may request.

          (b) Until the Closing (or the earlier termination of this Agreement), Purchaser, (and any of its respective employees, directors, officers and representatives) may contact and communicate with the partners, customers, suppliers, lenders, licensors, contractors and subcontractors of the Corporation or of the Subsidiary in connection with the transactions contemplated by this Agreement only with the prior written consent of Sellers, which consent shall not be unreasonably withheld or delayed but which may be conditioned upon a representative of Sellers participating in any such meeting or discussion.

          (c) Sellers shall deliver the Interim Balance Sheet at least 20 days prior to Closing.

          Section 6.3  Further Action; Reasonable Efforts.

          (a) Each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and shall take such further actions (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, after the date hereof and after the Closing Date, to fulfill the purposes of this Agreement.

          (b) No party shall, without the prior written consent of the other parties, take or fail to take any action that might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

     Section 6.4 Notice of Changes. Prior to the Closing, each party will promptly advise the other in writing with respect to any matter of which that party obtains Knowledge after the date hereof and which, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement or any of the Schedules hereto, including any event, condition or circumstance that would excuse a party of timely performance of its obligations hereunder.

     Section 6.5 Acquisition Proposals. Following the execution of this Agreement, Sellers will not (directly or indirectly through their respective managers, officers, directors, employees, representatives and agents) initiate, facilitate, encourage or solicit the making of, engage in negotiations or discussions with any third party relating to, or furnish any non-public information to any third party relating to, (a) any merger, recapitalization, share exchange, consolidation, business combination, sale of shares of capital stock or securities convertible into or exercisable or exchangeable for capital stock, tender offer or exchange offer or similar transaction involving the Corporation or the Subsidiary, including, without limitation, any single or multi-step transaction or series of related transactions, or (b) the acquisition of all or substantially all of the business or assets of the Corporation or the Subsidiary, other than the transactions contemplated by this Agreement.

     Section 6.6  Assignment or Retention of Certain Rights and Obligations.

          (a) Prior to Closing, Sellers shall use their commercially reasonable efforts to obtain any and all consents and waivers necessary to the transactions contemplated by this Agreement under the long-term gas supply, pipeline access, and related agreements set forth on Schedule "I", including waivers and consents necessary to keep such investments in full force and effect following completion of the sale of the Shares. In the event that Sellers are unable to obtain prior to Closing any such consents and waivers pursuant to the foregoing with respect to any such agreement, Sellers agree that Purchaser shall have the right to terminate this agreement and receive a return of Purchaser's deposit.

          (b) Prior to Closing, Seller shall use its commercially reasonable efforts to obtain any and all consents and waivers necessary to the transactions contemplated by this Agreement under the Leases to which the Corporation or the Subsidiary is a party identified in Schedule "E". Sellers agree to execute or obtain and deliver such further instruments and documents, including opinions of legal counsel, as may be reasonably required by the parties to such Lease in connection with such assignment and release.

          (c) Prior to Closing, Sellers shall cause the transactions contemplated under the Lease Purchase Agreement to be consummated.

     Section 6.7  Tax Matters.

          (a) Return Filing, Payments, Refunds and Credits.

               (i) Sellers shall prepare or cause to be prepared and file or cause to be filed all Federal, state and local Tax Returns for the Corporation and the Subsidiary for all periods beginning before, and ending on or before, the Closing Date. Sellers shall be responsible for payment of any Taxes shown on such Tax Returns in excess of amounts accrued or reserved on the Closing Date Balance Sheet and shall be entitled to any refunds or credits shown on such Tax Returns. The income or loss or other items to be reported on the Tax Return to be filed (if any) for the Corporation and/or the Subsidiary for the period that began on the first day of the fiscal year in which the Closing occurs and ends on the Closing Date shall be based upon a closing of the books as of the close of business on the Closing Date.

               (ii) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Corporation and the Subsidiary for Tax periods which begin before the Closing Date and end after the Closing Date. Purchaser shall afford to Sellers no less than thirty (30) days to review and comment on each such Tax Return described in the preceding sentence prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Sellers. Sellers shall reimburse Purchaser for Taxes shown on such Tax Returns as filed, to the extent attributable to the portion of such period ending on the Closing Date and to the extent that the amount of such Taxes exceeds the amounts accrued or reserved therefor on the Closing Date Balance Sheet. Purchaser shall pay to Sellers the amount of any refunds or credits attributable to the portion of such period ending on the Closing Date. Any refunds that are received by Purchaser, and any amounts credited against Tax to which Purchaser become entitled, that relate to Tax periods (or portions thereof) of the Corporation or the Subsidiary ending on or before the Closing Date shall be for the account of Sellers, and Purchasers shall pay over to Seller any such refund or the amount of any such credit within fifteen
          (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to Purchaser of any amount accrued on the Closing Date Balance Sheet, Purchaser shall pay such amount to Sellers within fifteen (15) days after receipt or entitlement thereto. The amount of Tax attributable to the portion of such Taxable period ending on the Closing Date shall be deemed equal to the amount which would be payable if the relevant Taxable period ended on the Closing Date.

               (b) Cooperation on Tax Matters. Sellers and Purchaser shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement and in connection with any audit, litigation or other proceeding with respect to Taxes for any period ending on or prior to the Closing Date.

               (c) Contests.

                    (i) A party hereto must notify the other party in writing
               within thirty (30) days or such shorter period as may be required thereby of receipt of written notice of any pending or threatened tax examination, audit or other administrative or judicial proceeding that could reasonably be expected to result in an indemnification obligation of such other party pursuant to this Agreement (a "Tax Contest"). If the recipient of such notice of a Tax Contest fails to provide such notice to the other party, it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Contest to the extent, if any, that such failure or delay shall have adversely affected the indemnifying party's ability to defend against, settle, or satisfy any action, suit or proceeding against it, or any damage, loss, claim, or demand for which the indemnified party is entitled to indemnification hereunder.

                    (ii) If a Tax Contest directly relates to any Taxes for
               which Sellers are liable in full hereunder, Sellers shall at their expense control the defense and settlement of such Tax Contest. If such Tax Contest directly relates to any Taxes for which Purchaser is liable in full hereunder, Purchaser shall at its own expense control the defense and settlement of such Tax Contest.

                    (iii) Notwithstanding any other provision of this Agreement to the contrary, if a Tax Contest results in an increase in income Taxes for which Sellers are liable hereunder (excluding any income Taxes imposed upon Sellers or Sellers' member and shareholder upon the sale of the Shares under this Agreement) and such increase is attributable to adjustments based on timing differences which will result in benefits in taxable periods ending subsequent to the Closing Date, Purchaser shall pay to Sellers, upon Sellers' written request, an amount equal to the present value of the reduction in income Taxes payable by the Purchaser in future taxable periods by reason of such reversal, determined by using a discount rate of 5.0% and an assumed tax rate of 40.0% and by assuming that such reduction in income Taxes will occur in the year or years of anticipated reversal.

          (d) Disputes. If a dispute arises between Sellers and Purchaser as to the amount of Taxes or indemnification, the parties shall attempt in good faith to resolve such dispute, and any agreed upon amount shall be paid to the appropriate party. If such dispute is not resolved thirty (30) days thereafter, the parties shall submit the dispute to the Referral Firm. The determination of the Referral Firm shall be final, conclusive and binding on the parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Referral Firm in resolving the dispute shall be borne by Sellers and Purchaser pro rata in accordance with the liability of the parties as determined by the Referral Firm. Any payment required to be made as a result of the resolution of the dispute by the Referral Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Referral Firm to be appropriate.

     Section 6.8 Publicity. Neither Sellers or Purchaser shall issue or make any press release or other public announcement or public disclosure pertaining to this Agreement, the Lease Purchase Agreement, or the transactions contemplated hereby without the prior approval of all parties as to both form and content (which approval shall not be unreasonably withheld or delayed), except as may be required by law or by any applicable securities exchange after prior notice has been given to, and all reasonable efforts have been made to consult with and obtain the approval of, the other parties.

     Section 6.9 Title Issues. At anytime prior to 10 days before the Closing Date, Purchaser shall have the right to notify Sellers of any title defect or other question regarding the status, use or validity of any Pipeline Easements. Such right shall include the right to request a non-disturbance or ratification instrument from the owner of the MAPCO pipeline with respect to the use of such pipeline or its easements by Producers Service, Incorporated. Sellers shall attempt to diligently address such defect or question prior to the Closing Date. If such defect or question cannot be addressed prior to the Closing Date, then the Sellers and Purchaser shall negotiate, in good faith, an adjustment to the purchase price [based on a per share purchase price of $2.00 per share]. If the Sellers and Purchaser cannot negotiate such adjustment in good faith, then Purchaser shall have the option of terminating this agreement. Sellers represent and warrant that the Pipeline Easements and personal property associated with such easements are not subject to any liens, encumbrances or contracts, except those that are disclosed in writing to Purchaser at least 15 days prior to the Closing Date.

                                   ARTICLE VII.
                                   CONDITIONS

     Section 7.1 Conditions to Closing Obligations of Each Party. The respective obligation of each party to consummate the transactions contemplated hereby shall be subject to the satisfaction, or waiver by each of the parties hereto, on or prior to the Closing Date of each of the following conditions:

          (a) there shall not have been issued and be in effect any statute, regulation, order, decree, or judgment enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the transactions contemplated by this Agreement or makes such transactions illegal or any condition which restricts or limits the operation of any pipeline, Plant, or other asset illegal or impracticable;

          (b) no preliminary or permanent injunction, temporary restraining order or other decree of any Governmental Entity and no action, suit or proceeding by, or before, any Person or Governmental Entity shall have been instituted (other than by, or that has been materially aided by, the party seeking termination) that prohibits or materially restrains, or seeks to prohibit or materially restrain, the consummation of the transactions contemplated by this Agreement;

          (c) the closing of the Lease Purchase Agreement shall have occurred;
     and

          (d) any and all consents and waivers necessary under the long-term gas supply, delivery, pipeline access and related agreements set forth on Schedule "I" shall have been obtained.

     Section 7.2 Conditions to Closing Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Purchaser, at or prior to the Closing Date of each of the following conditions:

          (a) Sellers shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by Seller on or prior to the Closing Date, including delivery of the interim balance sheet;

          (b) All representations and warranties of Sellers set forth in this Agreement shall be true and correct as of the Closing Date, except as would not, in the aggregate, have a Material Adverse Effect on the Corporation and Subsidiary , in each case as though made at and as of the Closing Date unless otherwise specified herein to the contrary;

          (c) Purchaser shall have received certificates from the member and shareholder's of Sellers, dated the Closing Date, to the effect that, to such member's and shareholder's Knowledge, the conditions set forth in Sections 7.2(a) and (b) have been satisfied by Seller;

          (d) Purchaser shall have obtained consents of Purchaser's lenders in form and substance satisfactory to Purchaser;

          (e) Sellers shall have delivered, or caused to be delivered, to Purchaser at the Closing, Sellers' closing deliveries described in Section 3.2;

          (f) all issues regarding title to Pipeline Easements have been addressed pursuant to section 6.9

     Section 7.3 Conditions to Closing Obligations of Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Sellers, at or prior to the Closing Date of each of the following conditions:

          (a) Purchaser shall have performed and complied with in all material respects the covenants and agreements contained in this Agreement that are required to be performed and complied with by Purchaser on or prior to the Closing Date;

          (b) The representations and warranties of Purchaser set forth in this Agreement that are qualified by Material Adverse Effect shall be true and correct as of the Closing Date and all other representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date, except as would not, in the aggregate, have a Material Adverse Effect on Sellers, in each case as though made at and as of the Closing Date unless otherwise specified herein to the contrary;

          (c) Sellers shall have received a certificate from an authorized officer of Purchaser, dated the Closing Date, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.3(a) and (b) have been satisfied by Purchaser,; and

          (d) Purchaser shall have delivered, or caused to be delivered, to Sellers at the Closing, Purchaser's closing deliveries described in Section 3.3.

                                  ARTICLE VIII.
                    SURVIVAL, INDEMNIFICATION AND LIMITATIONS

     Section 8.1 Survival of Representations, Warranties, Covenants and Agreements.

          (a) The representations and warranties given or made by any party to this Agreement shall survive the Closing for a period of three (3) years after the Closing Date and shall thereafter terminate and be of no further force or effect, except that all representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.12 and 4.13 shall survive the Closing until the expiration of the applicable statute of limitations and shall thereafter terminate and be of no further force or effect. All covenants and agreements of the parties set forth in this Agreement shall survive the Closing indefinitely except for those that, by their terms, contemplate a shorter survival period.

          (b) The expiration or termination of any representation, warranty, covenant or agreement shall not affect the parties' obligations under this
     Article VIII if the party entitled to receive indemnification under this Agreement (an "Indemnitee") provided the party required to provide indemnification under this Agreement (the "Indemnifying Party") with proper notice of the claim or event for which indemnification is sought prior to such expiration or termination. No party shall have any liability to indemnify, defend or hold harmless any other party for breaches of any representation, warranty, covenant or agreement made herein unless it has received proper notice of a claim for such indemnification or defense prior to the expiration or termination of the applicable representation, warranty, covenant or agreement.

     Section 8.2  Indemnification. Subject to the other provisions of this
Article VIII and to Section 9.2:

          (a) Ponderosa Gas Pipeline Company, Inc. shall indemnify, defend and hold harmless Sellers from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (each, an "Indemnifiable Loss") asserted against or suffered by Seller relating to, resulting from or arising out of any breach by Purchaser of any representation, warranty, covenant or agreement of Purchaser contained in this Agreement or any instrument, certificate or document delivered in connection herewith.

          (b) Sellers shall, jointly and severally, indemnify, defend and hold harmless Purchaser from and against any and all Indemnifiable Losses asserted against or suffered by Purchaser relating to, resulting from or arising out of any breach by Sellers of any representation, warranty, covenant or agreement of Sellers contained in this Agreement or any instrument, certificate or document delivered in connection herewith.

     Section 8.3 Limitations on Indemnification. Notwithstanding anything to the contrary in this Article VIII, but subject to Section 8.3(c):

          (a) No party shall be entitled to recover from the other party for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement for any amounts in excess of the actual compensatory damages, including lost profits or diminution in value of the Shares, suffered by such party. No party shall have any liability for, and Sellers and Purchaser waive any right to recover, punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The foregoing provisions of this paragraph (c) shall not apply to the indemnification for Third Party Claims.

          (b) No party shall have any obligation to indemnify, defend or hold an Indemnitee harmless for an Indemnifiable Loss to the extent that the Indemnifiable Loss was caused by the Indemnitee's negligence or willful misconduct or the failure of the Indemnitee to perform its obligations under this Agreement.

          (c) The limitations on obligations to indemnify, defend and hold harmless set forth in this Section 8.3 shall not apply to any breach of any covenant or agreement set forth in Section 6.7, 6.8, or 6.9, and any and all amounts paid pursuant to such Sections or as a result of any breach thereof shall be excluded from the calculation of the limitation amounts specified in this Section 8.3.

          (d) Sellers shall be entitled to satisfy any claim for damages or indemnification hereunder by payment in the form of shares of common stock of Quest Resource Corporation at an agreed value of $2.00 per share, adjusted for any subsequent stock split, reverse split, stock dividend, reorganization or recapitalization. In no event shall Sellers' liability for damages or indemnification exceed $1,000,000. The Sellers' current member and current shareholder, jointly and severally, will be personally liable for any indemnification obligation of Sellers under this agreement if (1) the common stock of Quest Resource Corporation that is received by the Sellers pursuant to this agreement is sold, transferred, assigned or pledged (to the extent of the shares sold, transferred, assigned or pledged) during the three year period after the Closing Date; or (2) if the Sellers are dissolved or merged during such period; or (3) if the ownership interests of the member and shareholder in the Sellers are sold, transferred, assigned or pledged. Notwithstanding the foregoing, no such personal liability will attach to the member or shareholder in the event a Seller sells Quest Resource Corporation shares in an arm's length transaction as long as such Seller retains all of the proceeds of such sale, except any amount equal to the federal and state tax liability resulting from such sale, and as long as such sale occurs before a claim for indemnification is made by the Purchaser. Notwithstanding the foregoing, no such personal liability will attach to the member or shareholder in the event the member or shareholder (or both) assigns all or a portion of the membership interest or shares of stock in the Sellers to related persons or entities in connection with estate planning by such member or shareholder and if such assignment does not materially and adversely affect the Purchasers' remedies under this paragraph and if such assignment is made before a claim for indemnification is made by the Purchaser.

     Section 8.4  Off-Sets and Subrogation.

          (a) Any Indemnifiable Loss shall be net of (A) the dollar amount of any insurance or other proceeds actually received by the Indemnitee with respect to the Indemnifiable Loss, and (B) income tax benefits to the Indemnitee arising from the Indemnifiable Loss, to the extent actually realized by the Indemnitee and/or its Affiliates. Any party seeking indemnity hereunder shall use commercially reasonable efforts (but without the expenditure of funds) to seek coverage under applicable insurance policies with respect to any such Indemnifiable Loss.

          (b) An Indemnifying Party shall, upon payment of such indemnity, be subrogated in full to all rights of the Indemnitee with respect to the Indemnifiable Loss to which such indemnification relates to the extent of any payment made in connection with such Indemnifiable Loss.

     Section 8.5  Third Party Claims.

          (a) If any Indemnitee receives written notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a party to this Agreement or any related party of a party to this Agreement (a "Third Party Claim") with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof. Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense.

          (b) If, within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.5(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the

      Indemnitee in connection with the defense thereof. Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim.

     Section 8.6 Direct Claims. Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

     Section 8.7  Exclusivity of Remedies. THE PARTIES HERETO ACKNOWLEDGE
THAT EACH PARTY'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOLLOWING CLOSING SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII.

                                   ARTICLE IX.
                                   TERMINATION

     Section 9.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time prior to the Closing:

          (a) By written agreement of Sellers and Purchaser;

          (b) By either Seller, on the one hand, or Purchaser, on the other hand, by written notice to the other party if:

               (i) the Closing has not occurred on or prior to May 31, 2003 or the closing date of the Lease Purchase Agreement, if later (including any extensions), or such other date, if any, as Sellers and Purchaser may agree upon in writing; provided that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party if the failure of such party, to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

               (ii) the other party has failed (and the terminating party has not failed) to perform and comply with, in all material respects, any material agreement, covenant or condition hereby required to have been performed or complied with by such party prior to the time of such termination, and such failure shall not have been cured within 45 days following written notice from the terminating party to the other party of the terminating party's intent to terminate this Agreement; or

               (iii) any representation and warranty of the other party will not be accurate at Closing, such inaccuracy would cause the failure of a condition to

           Closing of the terminating party set forth in Article VII hereof, and such failure shall not have been cured within 45 days following written notice from the terminating party to the other party of the terminating party's intent to terminate this Agreement; or

               (iv) any event occurs after the date of this Agreement that makes it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, unless the occurrence of such event is due to the failure of the terminating party to perform or comply with any of the agreements, covenants or conditions of this Agreement to be performed or complied with by such party prior to the Closing.

     Section 9.2  Effect of Termination.

          (a) In the event of the termination of this Agreement pursuant to
     Section 9.1, this Agreement shall become void and have no effect, without any liability to any Person in respect of this Agreement or of the transactions contemplated by this Agreement on the part of any party, any of its Affiliates, or any of their respective directors, officers, agents, representatives, managers, members, or shareholder, except as provided in this Section 9.2.

          (b) The obligations of the parties and provisions set forth in Section 6.8, Article VIII, this Section 9.2, and Article X of this Agreement shall survive any termination of this Agreement.

          (c) Nothing in this Agreement shall relieve any party of liability for fraud or intentional misrepresentations, or for any breach of or failure to perform any of its agreements and covenants contained in this Agreement.

                                   ARTICLE X.
                                  MISCELLANEOUS

     Section 10.1 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not such transactions are consummated.

     Section 10.2  Knowledge.

          (a) For the purposes of the representations and warranties of Sellers contained in Article IV and for all other purposes of this Agreement, the "Knowledge" of Sellers and their shareholder and member will be deemed to consist solely of the actual knowledge obtained following reasonable inquiry in the course of their respective duties as owners of the Corporation and Subsidiary.

          (b) For the purposes of the representations and warranties of Purchaser contained in Article V and for all other purposes of this Agreement, the "Knowledge" of Purchaser will be deemed to consist solely of the actual knowledge of the Purchaser's officers obtained following reasonable inquiry in the course of their respective duties as employees of Purchaser.

     Section 10.3 Schedules. Items disclosed on one particular Schedule relating to one section of the Agreement shall be deemed to be constructively disclosed or listed on other Schedules relating to other sections of the Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules. The fact that any item of information is contained in a Schedule shall not be construed as an admission of liability under any applicable law, or to mean that such information is required to be disclosed in or by the Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the term "material," "Material Adverse Effect," or any similar qualification in the Agreement.

     Section 10.4 No Reliance. It is the explicit intent and understanding of each of the parties that no party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement or the certificates, documents and instruments delivered in connection herewith, and that no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth in such Articles. To the extent that Purchaser has been furnished copies of or provided access to any additional information concerning the Corporation and the Subsidiary or their respective business or assets, Purchaser acknowledge that, except as expressly set forth in this Agreement or the certificates, documents and instruments delivered in connection herewith, neither Seller nor any of its Affiliates, nor any of their respective representatives or agents have made, and Seller hereby expressly disclaims, any representations or warranties as to the accuracy or completeness of such information.

     Section 10.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five (5) Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to Sellers, to:  Perkins Oil Enterprises, Inc. and
                          E. Wayne Willhite Energy, LLC
                          P.O. Box 707
                          Howard, KS 67349

      If to Purchaser to: Ponderosa Gas Pipeline Corporation
                          P.O. Box 100
                          Benedict, KS  66714

     Section 10.6 Entire Agreement. This Agreement, the instruments, documents and certificates delivered in connection herewith a constitute the entire agreement, and supersede all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof.

     Section 10.7 Amendment; Waiver. This Agreement may be amended, modified or supplemented only by written agreement of Sellers and Purchaser. Except as otherwise provided in this Agreement, any failure of any party to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

     Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns. If the Quest shares are assigned to the owners of Sellers, the indemnification provisions shall be binding on the owners.

     Section 10.9 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the state of Kansas.

     Section 10.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

     Section 10.11 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any applicable law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to a party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

     Section 10.12 Third-Party Beneficiaries. Except as otherwise expressly provided in this Agreement, nothing in this Agreement is intended or shall be construed to confer upon any Person other than the parties hereto and the successors and assigns permitted by Section 10.8, any right, remedy or claim under or by reason of this Agreement. Express third party beneficiaries under this Agreement may individually seek to enforce his or her rights under the relevant Section or Sections of this Agreement as if such permitted third party beneficiary was a signatory hereto

     Section 10.13. Time of Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

     Section 10.14...Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

PONDEROSA GAS PIPELINE COMPANY,         PERKINS OIL ENTERPRISES, INC.
INC.

                                        By:  /s/ James R. Perkins
                                             ----------------------------
By: /s/ Douglas L. Lamb                      James R. Perkins
    -----------------------------            President
   Douglas L. Lamb
   Co-Chief Executive Officer                SHAREHOLDER


By:  /s/ Jerry D. Cash
   ----------------------------              /s/ James R. Perkins
   Jerry D. Cash                            -----------------------------
   Co-Chief Executive Officer                James R. Perkins


                                       E. WAYNE WILLHITE ENERGY, LLC


                                      By:  /s/ E. Wayne Willhite
                                           ----------------------------
                                           E. Wayne Willhite
                                           Manager

                                         MEMBER

                                         /s/ E. Wayne Willhite
                                         ------------------------------
                                             E. Wayne Willhite